Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-177023) of CONSOL Energy Inc. on Form S-8 of our report dated June 18, 2012 appearing in this Annual Report on Form 11-K of CONSOL Energy Inc. Investment Plan for Salaried Employees for the year ended December 31, 2011.

/s/ ParenteBeard LLC
Pittsburgh, Pennsylvania
June 18, 2012